Exhibit 16.1

May 2, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by SoundHound AI, Inc. (formerly known as Archimedes Tech SPAC Partners Co.), included under Item 4.01 of its Form 8-K dated May 2, 2022. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ UHY LLP

New York, New York